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Exhibit 99.1

Janus Contact:	March 7, 2006
Blair Johnson: 720-210-1439 Shelley Peterson: 303-316-5625

JANUS BOARD AUTHORIZES NEW $500 MILLION STOCK REPURCHASE PROGRAM

ADOPTS BYLAW AMENDMENT IMPLEMENTING MAJORITY-VOTE STANDARD
FOR ELECTING DIRECTORS

        DENVER—Janus Capital Group Inc. (NYSE: JNS) today announced that its board of directors approved a new stock repurchase program that enables the company to buy back up to $500 million of its common stock. This new authorization is in addition to the existing $500 million Janus stock repurchase program that expires at the end of 2006, of which $124 million remained available as of December 31, 2005.

        "Our board remains committed to returning value to our stockholders," said Janus CEO and Chief Investment Officer Gary Black. "We continue to believe our stock is an excellent investment and that buying back shares is a good use of our capital."

        Also today, Janus announced that its board approved an amendment to the company's bylaws to adopt a majority-vote standard for the election of directors in uncontested elections. The majority-vote standard takes effect with the next election of directors in April 2006. The new standard requires each director to receive a majority of the votes cast. If an incumbent director is not elected by a majority of the votes cast, the director will offer to tender his or her resignation to the board. After considering the Nominating and Corporate Governance Committee's recommendation, the board will determine whether to accept, reject or take other action, and will publicly disclose its decision.

        "Our shareholders believe a majority-vote standard makes directors even more accountable to stockholders—and we agree," said Steve Scheid, chairman of Janus Capital Group's board.

        Previously, directors were elected under a plurality vote standard, meaning the candidates receiving the most votes would be elected without regard to whether those votes constituted a majority of the shares voting at the meeting. Contested elections—where there are more nominees than directors to be elected—will continue to use the plurality vote standard.

About Janus Capital Group Inc.

        Founded in 1969, Denver-based Janus Capital Group Inc. (Janus) is a recognized leader of growth and risk-managed investment strategies. Our commitment to deliver for investors is rooted in our research-intensive approach and relentless passion to gain a competitive edge.

        At the end of 2005, Janus managed approximately $148.5 billion in assets for more than four million shareholders, clients and institutions around the globe. Outside the U.S., Janus has offices in London, Milan, Tokyo and Hong Kong.

        Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), and Capital Group Partners, Inc. (doing business as Rapid Solutions Group). In addition, Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC.

        This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus' Annual Report on Form 10-K for the year ended December 31, 2005, on file with the Securities and Exchange Commission (Commission file no. 001-15253), including those that appear under headings such as "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Many of these factors are beyond the control of the Company and its management. Any forward-looking statements contained in this release are as of the date on which such statements were made. The Company assumes no duty to update them, even if experience, unexpected events, or future changes make it clear that any projected results expressed or implied therein will not be realized.

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  Exhibit 99.1